Exhibit 5.1

[Letterhead of Tucson Electric Power Company]

March 10, 2014

Tucson Electric Power Company
88 East Broadway Blvd.
Tucson, AZ 85701

Ladies and Gentlemen:

I am Vice President and General Counsel of Tucson Electric Power Company, an Arizona corporation (the “Company”), and have acted as counsel for the Company in collaboration with Morgan, Lewis & Bockius LLP in connection with the preparation of a Registration Statement on Form S-3, File No. 333-181305-01 (the “Registration Statement”), filed on May 10, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of an unspecified amount of its debt securities. The Registration Statement relates to, among other things, the offer and sale of $150,000,000 aggregate principal amount of the Company’s 5.00% Notes due 2044 (the “Notes”), issued under the Indenture, dated as of November 1, 2011 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by an officer’s certificate, dated March 10, 2014, establishing the terms of the Notes (the “Officer’s Certificate”).
I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto); the Indenture; the Officer’s Certificate; the Restated Articles of Incorporation of the Company, as amended; the Bylaws of the Company, as amended, each as in effect on the date hereof, and such other corporate and other documents, records and papers and certificates of public officials, and such other documents and materials as I have deemed necessary or appropriate to enable me to deliver this opinion. In this review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of such review, I am of the opinion that:

1.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona; and

2.The Notes have been legally issued and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

    For purposes of the opinions set forth above, I have assumed that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8‑K to be filed by the Company on or about the date of issuance and sale of the Notes, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of New York law I have, with your consent, relied upon the opinion of even date herewith rendered to you by Morgan, Lewis & Bockius LLP of New York, New York, counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Morgan, Lewis & Bockius LLP is authorized to rely upon this letter as to the matters of Arizona law as if this letter were addressed to them.

Very truly yours,

/s/ Todd C. Hixon

Todd C. Hixon, Esq.